Exhibit 99.2

[News Corporation Letterhead]

January 10, 2005

Board of Directors

Fox Entertainment Group, Inc.

1211 Avenue of the Americas

New York, NY 10036

Gentlemen:

News Corporation hereby proposes to acquire all of the outstanding shares of Fox Entertainment Group, Inc. (“Fox”) Class A common stock (NYSE: FOX) that are not owned by News Corporation by exchanging 1.9 shares of News Corporation’s Class A common stock (NYSE: NWS.A) for each outstanding share of Fox Class A common stock. Based on the closing price of News Corporation Class A common stock on January 7, 2005, the proposal will provide a premium of approximately 7.4% to the closing price of Fox Class A common stock on such date, and a premium of approximately 16.9% to the average trading price of Fox Class A common for the preceding six months and a premium of approximately 18% to the average trading price of Fox Class A common stock for the preceding twelve months.

News Corporation believes that the holders of Fox Class A common stock will find the proposal beneficial to them due to the substantial premium to the recent trading range of Fox Class A common stock, the attractiveness of News Corporation Class A common stock and the opportunity for greater liquidity. In addition, since Fox will continue to represent a significant part of News Corporation’s business, News Corporation believes that Fox stockholders, through their ownership of News Corporation Class A common stock, will continue to benefit from the growth of Fox, as well as the other attractive businesses owned and operated by News Corporation.

News Corporation currently intends to structure the acquisition as an exchange offer made directly to the holders of Fox Class A common stock. Under federal securities law the Fox board will be required to consider the offer and communicate with the holders of Fox Class A common stock concerning its views on the offer. News Corporation expects that the Fox board will form a special committee of Fox directors that are not directors or executive officers of News Corporation to consider News Corporation’s proposal and make a recommendation to the Fox stockholders regarding the proposal. The directors and executive officers of News Corporation who sit on the Fox board will support that delegation of authority to the special committee. News Corporation also will encourage the special committee to retain its own legal and financial advisors to assist in its review. News Corporation intends to file its offering materials with the Securities and Exchange Commission and commence its offer later today.

While Delaware law does not require that News Corporation negotiate with the Fox board or reach any agreement with the Fox board concerning the offer, News Corporation would, nonetheless, be happy to meet with the special committee to answer any questions it may have. News Corporation’s proposal, however, is not conditioned upon the special committee recommending or approving the offer.

News Corporation’s exchange offer will be irrevocably conditioned upon, among other things, the tender of a majority of the shares of Fox Class A common stock not owned by News Corporation. In addition, assuming the offer is completed, News Corporation will own at least 90% of the outstanding shares of Fox Class A common stock and Fox Class B common stock following the offer and will complete promptly a short form merger at the same per share consideration as is provided for in the offer. News Corporation believes that both the exchange offer and the subsequent merger will be tax-free to Fox stockholders.

News Corporation’s entire team, including its legal and financial advisors will be available to answer any questions which the special committee or its legal and financial advisors may have regarding the offer.

In considering the offer, you should be aware that News Corporation is interested only in acquiring the publicly held shares of Fox Class A common stock, and is not interested in selling any of its shares of Fox.

Please also be aware that News Corporation will be issuing a press release announcing its proposal.

Sincerely,

/s/ K. Rupert Murdoch K. Rupert Murdoch
Chairman and Chief Executive Officer
News Corporation

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